Aon plc
Executive Committee Incentive Compensation Plan
(Amended and Restated Effective January 1, 2014)
Overview
Since 2001, Aon has maintained its Omnibus Incentive Plan to encourage the highest level of performance of its executives through the establishment of quantifiable performance goals. Awards granted under the Omnibus Incentive Plan are intended to qualify as deductible “performance-based” compensation pursuant to Section 162(m) of the Code.
This Plan is a sub-plan of the Omnibus Incentive Plan and was originally adopted by the Committee effective January 1, 2008, and amended and restated from time to time thereafter. This amendment and restatement of the Plan is effective as of January 1, 2014. This Plan provides a discretionary framework regarding the funding of awards under the Omnibus Incentive Plan and provides certain terms and conditions relating to the form and timing of awards under the Omnibus Incentive Plan.
Performance Period
The Plan is based on successive calendar-year performance periods.
Eligibility
All members of Aon’s Executive Committee are eligible to participate in the Plan if they: (a) are actively employed by Aon as of the last day of the calendar year; (b) are on an approved leave of absence as of the last day of the calendar year; or (c) terminated employment on account of death or Total and Permanent Disability during the calendar year. The Committee may modify the eligibility criteria as it deems necessary or appropriate.
Award Calculation
At the beginning of each calendar year, the Committee will approve a “target incentive award” for each participant as a percentage of his or her base salary. For those participants serving international assignments, the Committee may include the participant’s foreign service allowance in the calculation of the target incentive award. The Committee will also establish corporate performance metrics applicable to the funding of incentive awards under the Plan, and those metrics may include: (1) the achievement of a specified adjusted operating income; (2) the planned growth in adjusted operating income as compare to the prior year actual adjusted operating income; and/or (3) any other factors as determined by the Committee in its sole discretion. In addition, business unit, functional and individual performance metrics may be established and assigned weights to guide the Committee in its allocation of awards to participants.
After the close of the calendar year, awards to participants will be determined in the sole discretion of the Committee and paid to participants pursuant to and contingent upon satisfaction of all conditions under the Omnibus Incentive Plan. Awards will be funded in accordance with the corporate performance criteria adopted by the Committee; provided, however, that the CEO, in his sole discretion may elect to (i) reduce funding by up to 20% of the aggregate amount of the Participants’ target incentive awards, which discretion can be exercised at any time without the necessity of Committee approval, or (ii) increase funding by up to 10% of the aggregate amount of the Participants’ target incentive awards, provided that any such increase is subject to approval by the Committee at its next regularly scheduled meeting.
Awards will be allocated in the sole discretion of the Committee taking into account, among other facts, the participants’ target incentive awards and achievement of the assigned metrics. Any resulting awards will be paid pursuant to the terms and conditions of the Omnibus Incentive Plan; provided, however, in no event will an Award be paid later than two and one-half months after the end of the calendar year to which such award relates. In no event may an award to a participant exceed the maximum set forth in the Omnibus Incentive Plan (i.e. $10 million). In no event may an award to a participant fail to qualify as deductible “performance-based” compensation under Section 162(m) of the Code.
Payout Process
After the awards are determined by the Committee, they will be paid out partly in cash and partly in restricted stock units of Aon plc ordinary shares pursuant to the Omnibus Incentive Plan, or in such other security as may result from an adjustment to shares pursuant to Section 5.2 of the Omnibus Incentive Plan, unless Aon is contractually obligated to provide a participant’s award fully in cash.
Awards exceeding $100,000 in value will be paid 65% in cash and 35% in restricted stock units awarded pursuant to the Omnibus Incentive Plan.
The restricted stock units will be subject to the terms and conditions established by the Committee; provided, however, that they will vest in three equal installments on each of the first through third anniversaries of the date of grant. The Committee may modify the manner of distribution for an individual participant or one or more groups of participants as it deems necessary or appropriate.
A participant will have no right to an award until it is paid.
Administration
It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, all of which will be binding upon the participant. The Committee has the sole discretion to set the Target Award Percentage for each participant and to determine any final award payment taking into account factors it selects in its sole discretion including, but not limited to, the duration of a participant’s employment with the Company during the year.
Nominal Value
In order to comply with the U.K. Companies Act 2006, at the time of settlement of Awards under this Plan any portion of Awards settled in restricted stock units will be subject to the participant’s payment of a Nominal Value (as determined in the sole discretion of the Company and in accordance with the law, as amended from time to time). Such obligation may be satisfied by the participant in any manner to be established by the Company in its sole discretion.
General Provisions
This Plan constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms.
To the extent not preempted by federal law, this Plan will be construed in accordance with, and subject to, the laws of the state of Illinois without regard to any conflict of laws principles. Any legal action related to this Plan must be brought in a federal or state court located in Illinois.
All awards will be subject to applicable withholding taxes and other required deductions.
Participants may not assign, transfer, sell, pledge or otherwise alienate their award opportunities, other than by will or by the laws of descent and distribution. Any award payable on behalf of a deceased participant will be paid to the participant’s estate.
Aon is not required to establish a separate account or fund or to make any other segregation of its assets in connection with awards that could become payable under this Plan. Participants will have rights with regard to earned but unpaid awards that are no greater than the rights of unsecured general creditors.

This Plan and the benefits provided hereunder are intended to comply with Section 409A of the Code and the guidance and Treasury Regulations issued thereunder to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, Aon shall not be required to assume any increased economic burden in connection therewith. Although Aon intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, Aon does not represent or warrant that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither Aon, nor any subsidiary, nor its or their respective directors, officers, employees or advisers shall be liable to any participant (or any other individual claiming a benefit through the participant) for any tax, interest, or penalties the participant might owe as a result of participation in the Plan, and neither Aon nor any subsidiary shall have any obligation to indemnify or otherwise protect any participant from the obligation to pay any taxes pursuant to Section 409A of the Code.
Reservation and Retention of Company Rights
Participation in this Plan will not give a participant any right to be retained in the employ of Aon. No employee will at any time have a right to be selected for participation in another performance-based incentive program, including any future program, on account of his or her participation in this Plan.
All awards under this Plan are gratuitous in nature and will not become part of any employment condition or contract.
The Committee reserves the right to amend or terminate this Plan, prospectively or retroactively, at any time and for any reason.
Omnibus Incentive Plan Controls
In the event of any inconsistency between this Plan and the Omnibus Incentive Plan, the Omnibus Incentive Plan will control unless otherwise specified herein.
Definitions
“Adjusted operating income” means such term as publicly reported on an annual basis in the Company’s earnings release and Form 10-K.  For purposes of this Plan, the Committee will make appropriate adjustments to the target adjusted operating income or the Company’s actual adjusted operating income as publicly reported in the Company’s earnings release and annual Form 10-K on account of material (significant): change in accounting policy; gain/loss on disposition of assets or business; extraordinary legal/regulatory settlements; extraordinary market conditions; effects of natural or man-made disasters (e.g. World Trade Center); hyperinflation (e.g. >15%); or other extraordinary, unusual or infrequently occurring items – as defined by GAAP. The form and manner of any such adjustment shall be at the sole discretion of the Committee who will consider the long-term impact of such items.  By way of example, the following events will not require adjustment:  change in accounting estimate; gained/lost operating income from sold/acquired businesses that represent less than 5% of total operating income; inflation; general tax developments; litigation costs; effects of repaying or issuing debt; effects of share buyback/issue; effects of pension plan funding; changes in benefit/incentive plans; or normal currency/interest rate fluctuations.    For purposes of this Plan, adjusted operating income will be measured to one decimal place, and will receive straight-line interpolation between performance targets in the gearing schedule adopted by the Committee.

“Aon” means Aon plc, a public limited company incorporated under English law, and its operating subsidiaries and affiliates.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Committee” means the Organization and Compensation Committee of the Board of Directors of Aon.
“Executive Committee” means the committee comprised of senior members of Aon’s management team as established from time to time.
“Omnibus Incentive Plan” means the Aon Corporation 2011 Incentive Plan, as approved by the Company’s Stockholders on May 20, 2011, as adopted and assumed by Aon plc effective April 2, 2012, and as may be further amended from time to time. “Plan” means this Executive Committee Incentive Compensation Plan, as amended and restated effective January 1, 2014, which in the 2013 calendar year was referred to as the “Aon Corporation Senior Executive Incentive Compensation Plan”.
“Total and Permanent Disability” means (a) for US employees, entitlement to long-term disability benefits under Aon’s program as amended from time to time, and (b) for non-US employees, as established by applicable company policy or as required by local law or regulations.
If a term is used but not defined, it has the meaning given such term in the Omnibus Incentive Plan.